Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Willis Group Holdings Public Limited Company and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of non-controlling interest guidance from Accounting Standards Codification 810, Consolidations (formerly Statement of Financial Accounting Standards No. 160, Non-Controlling Interests in Consolidated Financial Statements — an amendment of ARB 51)) and the effectiveness of Willis Group Holdings Public Limited Company and subsidiaries’ internal control over financial reporting dated February 26, 2010, appearing in the Annual Report on Form 10-K of Willis Group Holdings Public Limited Company for the year ended December 31, 2009.
/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom
October 15, 2010